Exhibit 99.3

NEWS RELEASE	Contact: Patricia Cosgel (203) 499-2624

July 11, 2018

AVANGRID Declares Quarterly Dividend

Orange, CT – July 11, 2018 (NYSE: AGR) – AVANGRID announced that its Board of Directors declared a quarterly dividend of $0.44 per share on its Common Stock at today’s Board meeting. This dividend is payable October 1, 2018 to shareowners of record at the close of business on September 7, 2018.

About AVANGRID

AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with $31 billion in assets and operations in 24 U.S. states. AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving 3.2 million customers in New York and New England. Avangrid Renewables owns and operates 7.1 gigawatts of electricity capacity, primarily through wind power, with a presence in 22 states across the United States. AVANGRID employs approximately 6,500 people. AVANGRID supports the U.N.’s Sustainable Development Goals, received a Climate Development Project climate score of “A-,” the top score received in the utilities sector, and has been recognized for two consecutive years by Ethical Boardroom as the North American utility with the “best corporate governance practices.” For more information, visit www.avangrid.com.